Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
October 23, 2015

Thank you Tim and good morning everyone.

During the third quarter, the Barge Group reported another solid performance.

The Barge Group received orders for $84 million during the quarter resulting in a backlog of $373 million. The majority of these orders were for barges serving the dry cargo market, which continues to be driven by replacement needs and the agriculture industry. There is less demand for barges that carry liquid cargo due to the large number of tank barges delivered during the last few years. We are adjusting our production to better serve demand, including idling one of our four manufacturing facilities. The investments we have made over the past decade have increased our production efficiencies and positioned us to respond effectively as market demand changes. We are prepared to make additional adjustments to our manufacturing footprint as needed.

The Construction Products Group continued to make the most of a challenging operating environment.

Despite the scheduled expiration of the federal highway bill at the end of this month and ongoing litigation matters, the group maintained operating margins during the third quarter on lower revenues compared with last year. This performance is driven by the strength of the construction market in the southern U.S. A proposed, long-term federal highway bill would provide our customers the visibility to plan and fund infrastructure projects. We are closely following the status of the bill.

During the last several years, we have been repositioning our Construction Products Group to focus on products with more consistent demand drivers. The aggregates business, an example of this focus, has performed very well during 2015, and we continue to see positive near term demand drivers.

The Energy Equipment Group reported another record level of profit during the third quarter. Most of the businesses in this group improved their performance quarter over quarter. The wind tower business continued to deliver solid results and has strong visibility for 2016 production plans. At the end of the third quarter, the wind tower backlog totaled $424 million.

While the wind industry has made advancements in reducing the installed cost of wind power, near term demand will likely be dependent on another federal production tax credit. We are prepared to respond should Congress approve another tax credit in the next few months.

The current market for utility structures remains competitive and has recently experienced some consolidation and industry capacity rationalization. We continue to see positive, long-term investment projections for this industry. The acquisition of Meyer Steel Structures, which we purchased last year during the third quarter, positions us well to respond to increased transmission infrastructure spending in both the U.S. and Mexico.

In closing, our businesses are responding effectively to mixed demand conditions. We believe these businesses have a great deal of potential as our long-term outlook for energy and infrastructure investment in North America remains positive.

And now, I will turn the presentation over to Steve.